Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Brigitte Engel
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9270
kpatterson@websense.com	bengel@websense.com

N E W S   R E L E A S E

Websense Reports Record Second Quarter Revenue and Net Income

39% year-over-year growth in billings drives deferred revenue to more than $105 million

SAN DIEGO, July 27, 2004—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management (EIM) software, today announced its financial results for the second quarter ended June 30, 2004.

Revenue in the second quarter was a record $26.6 million, an increase of 36 percent from the second quarter of 2003. Second quarter net income was $5.8 million, or 24 cents per diluted share, an increase of 42 percent compared to the second quarter of 2003.

Billings for the second quarter were $35.9 million, an increase of 39 percent from the second quarter of 2003. Billings represent the full amount of subscription contracts billed to customers during the quarter and are a measure of current demand for Websense® products. The difference between billings booked and revenue recognized in the second quarter resulted in an increase in deferred revenue of $9.2 million from the end of March, bringing total deferred revenue to a record $105 million at the end of June.

“Our top-line performance in the second quarter reflected growing recognition that Websense solutions provide an additional and essential layer of security at the Internet gateway, the network and the desktop,” said John Carrington, chairman and CEO of Websense, Inc. “The unique advantages of our solutions, which include our patented flexible filtering technology, management at three critical points of policy enforcement, multiple reporting options and daily bidirectional customer database downloads, helped us close transactions with a significant number of new customers and successfully renew and up-sell existing customers. The result was strong sequential growth in the total number of customers, the number of seats under subscription, and the billings generated from the premium group databases and add-on application modules.”

For the six months ended June 30, revenue was $51.3 million, an increase of 35 percent from the first six months of 2003. Net income for the first six months of 2004 was $10.9 million, or 46 cents per diluted share, an increase of 38 percent compared with the first six months of 2003. Billings for the first six months of 2004 were $62.3 million, an increase of 40 percent from the same six-month period in 2003.

Quarterly Operating Margin Increases to Nearly 33 Percent

For the second quarter of 2004, operating income was $8.8 million, or 33 percent of revenue, an increase of 49 percent from the second quarter of 2003. Gross margin was 93 percent of revenue,

WEBSENSE INC.

Q2 2004 EARNINGS RELEASE

consistent with gross margin levels for the last year. During the quarter, the company continued to invest in research and development, spending $3.5 million, or 13 percent of revenue, to enhance the Websense Enterprise® and Websense Client Policy Manager™ platforms and develop new and complementary offerings. Selling and marketing expense was $10.4 million for the quarter, or 39 percent of revenue, and reflected increased investments made in advertising, trade show participation and other marketing programs, as well as increased selling costs associated with the growth in billings. General and administrative expense was $2.1 million, or eight percent of revenue.

“We remain committed to investing in the long-term growth of Websense through new product development, innovative channel and end-user marketing programs and a world-class operational infrastructure,” said Doug Wride, chief financial officer for Websense, Inc. “Our investments in these areas continue to yield dividends in terms of revenue growth and operating leverage. As a result, for the remainder of 2004 we expect operating margin to remain relatively consistent with the level achieved in the second quarter.”

Cash and Investments Increase by $12.6 Million

The company ended the second quarter of 2004 with $212.8 million in cash and investments, an increase of $12.6 million from the first quarter, and zero debt. During the quarter, the company spent approximately $3.1 million to repurchase 105,000 shares of the company’s common stock at an average price of $29.24. To date, Websense has repurchased 601,000 shares out of the two million shares authorized for repurchase by the board of directors.

Additional Second Quarter Business Highlights

In addition to record revenue and operating performance, significant business highlights in the second quarter of 2004 included:

•                  Numerous awards and media recognition, including:

•                  The Reader’s Choice award for Web filtering by Windows Server System magazine

•                  Ranked in the top ten on BUSINESS 2.0 magazine’s list of the 100 Fastest Growing Tech Companies

•                  Rank of eleventh on FORTUNE Small Business magazine’s list of 100 Fastest-Growing Small Public Companies

•                  Launch of the new “Phishing and Other Frauds” category in the Security Premium Group™ database, further enhancing the value of this unique database of Web sites containing spyware and other malicious code.

•                  Release of Websense® Client Policy Manager (CPM), with advanced desktop security and inventory capabilities, new reporting options and patent-pending AppCatcher™ technology. In addition to providing policy-based management of application usage at the desktop, the new CPM creates an additional layer of security for IT administrators by preventing malicious code on the desktop from accessing the network.

•                  Significant growth in the installed base of customers and seats from the first quarter of 2004, with seats under subscription increasing by approximately 1.1 million to 17.9 million, and the number of customers growing by more than 1,600 organizations, to approximately 22,800 worldwide.

•                  Strong customer renewals, consistent with the recent historical range of 75 to 80 percent. Revenue from existing customers was approximately 65 percent of total revenue.

•                  Continued strong performance outside the U.S., with international revenue accounting for 33 percent of total revenue in the quarter, compared with 29 percent in the second quarter of 2003.

•                  Growth in the average annualized contract value to approximately $6,900, compared to $6,100 in the second quarter of 2003, and $6,400 in the first quarter of 2004.

•                  A billings mix of approximately 55 percent one-year subscriptions, compared to 60 percent in the second quarter of 2003, and approximately 62 percent in the first quarter of 2004.

•                  Growth in the Websense database to more than 6.7 million Web sites, classified into more than 90 categories. Additionally, the company identified and categorized more than 430,000 software application and executable files in its Client Policy Manager database, and built a comprehensive database of common network protocols to manage network policies as well as enable filtering of spyware, instant messaging, peer-to-peer file sharing, streaming media and other non-http traffic.

Third Quarter 2004 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

For the third quarter of 2004,

•                  Billings for the third quarter of 2004 are expected to be in the range of $37 to $39 million.

•                  Subscription revenue is expected to be in the range of $28 to $29 million.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93 percent of revenue.

•                  Operating margin is expected to be in the range of 32 to 34 percent of revenue.

•                  The effective tax rate is expected to be approximately 37 percent.

•                  Based on the above revenue and expense structure, earnings are expected to be approximately 26 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous Webcast today at 5:00 p.m. EDT (2:00 pm PDT), to discuss these results. To participate in the call, investors should dial (800) 289-0468 (domestic) or (913) 981-5517 (international) ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s Web site through September 30, 2004, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 665287.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the second quarter of 2004 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to Internet use including instant messaging, peer-to-peer, and spyware.  By providing usage policy enforcement at the Internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. Websense serves more than 22,800 customers worldwide, representing 17.9 million seats. For more information, visit www.websense.com.

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This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenue	$26,643	$19,524	$51,254	$38,028

Cost of revenue	1,774	1,290	3,465	2,595

Gross margin	24,869	18,234	47,789	35,433

Operating expenses:
Selling and marketing	10,449	7,546	19,865	14,181
Research and development	3,534	3,106	7,101	6,324
General and administrative	2,133	1,672	4,352	3,216
Amortization of stock-based compensation	—	22	—	65
Total operating expenses	16,116	12,346	31,318	23,786
Income from operations	8,753	5,888	16,471	11,647
Other income, net	456	780	869	1,455
Income before income taxes	9,209	6,668	17,340	13,102
Provision for income taxes	3,402	2,580	6,406	5,154
Net income	$5,807	$4,088	$10,934	$7,948

Basic net income per share	$0.25	$0.19	$0.48	$0.36
Diluted net income per share	$0.24	$0.18	$0.46	$0.35

Basic common shares	22,971	21,882	22,824	21,838
Diluted common shares	23,928	22,613	23,806	22,673

Financial Data:
Total deferred revenue	$105,012	$71,093	$105,012	$71,093

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$34,382	$35,324
Investments in marketable securities	178,446	147,535
Accounts receivable, net	28,558	27,999
Deferred income taxes	8,733	8,733
Other current assets	1,812	1,271
Total current assets	251,931	220,862

Property and equipment, net	3,680	2,997
Deferred income taxes, less current portion	8,672	8,672
Deposits and other assets	453	418

Total assets	$264,736	$232,949

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,360	$743
Accrued payroll and related benefits	5,035	5,241
Other accrued expenses	4,608	3,835
Income taxes payable	3,445	241
Deferred revenue, current portion	73,494	65,480
Total current liabilities	87,942	75,540

Deferred revenue, less current portion	31,518	28,480

Stockholders’ equity:
Common stock	238	228
Additional paid-in capital	132,578	120,639
Treasury stock	(13,711)	(7,684)
Retained earnings	26,665	15,731
Accumulated other comprehensive income (loss)	(494)	15
Total stockholders’ equity	145,276	128,929

Total liabilities and stockholders’ equity	$264,736	$232,949

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance March 31, 2004	$95,800
Billings second quarter 2004	35,855
Revenue recognized second quarter 2004	(26,643)
Deferred revenue balance June 30, 2004	$105,012